Exhibit 99.1

For further information, contact:

Linda Rawles, General Counsel
Piccolo International University
Tel: 480.398.7021
Email: Lrawles@OnlinePIU.com

Roger Pondel/Robert Jaffe
PondelWilkinson Inc.
Tel: 310.279.5980
Email: Investor@pondel.com

PICCOLO EDUCATIONAL SYSTEMS TO TERMINATE REPORTING OBLIGATIONS AND TO DELIST FROM OTCBB

Scottsdale, AZ – August 13, 2009 – Piccolo Educational Systems, Inc. (OTCBB: PEDU.OB), dba Piccolo International University (PIU), today announced that it will terminate the registration of its common stock under the Securities Exchange Act of 1934, which will result in delisting of its common stock from the OTC Bulletin Board.

The company will file a Form 15 with the U.S. Securities and Exchange Commission (SEC) later today, which will result in the immediate suspension of its reporting obligations with the SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2009.

“The decision to terminate our SEC reporting obligation will help reduce expenses and allow management to better focus on operating and growing our business,” said Dr. Laura Palmer Noone, chief executive officer of Piccolo International University.  “In addition, we believe this move makes Piccolo more attractive to sources of capital that invest in the higher education sector – an important consideration given the company’s need for substantial additional funding.”

About PIU
Piccolo International University is an international online provider of postsecondary education services, offering undergraduate degree programs and certificates in business disciplines, including accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology.  It is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners, as well as career-oriented programs that meet the objectives of working adults interested in changing or enhancing their careers.  Piccolo International University degrees are highly career focused, specialized programs in disciplines that are emerging or underserved in the online environment.  For more information about Piccolo International University visit www.OnlinePIU.com.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties.  These forward-looking statements include, among other things, expectations relating to our ability to effectively operate our business and execute on our growth strategy, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in our annual report on Form 10-K for the fiscal year ended March 31, 2009.  Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

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